Exhibit 99.2

McClatchy Announces Amended Framework Agreement With Chatham Asset Management, LLC

SACRAMENTO, Calif., June 27, 2018 /PRNewswire/ -- The McClatchy Company (NYSE American: MNI) ("McClatchy" or the "Company") today announced that it has entered into an amended and restated term loan framework agreement (the "Amended Framework Agreement") with Chatham Asset Management, LLC, amending and restating the Term Loan Framework Agreement, dated as of April 26, 2018.  Pursuant to the Amended Framework Agreement and subject to the terms and conditions set forth therein, The McClatchy Company expects to enter into a new Term Loan Credit Agreement between McClatchy, the guarantors named therein and certain funds managed by Chatham Asset Management, LLC (the "Chatham Entities"), as lenders thereunder (the "Term Loan Credit Agreement"), pursuant to which the Chatham Entities will provide an approximately $157.1 million Tranche A Term Loan Facility and an approximately $193.5 million Tranche B Term Loan Facility (collectively, the "Facilities"). The Facilities plus certain premiums set forth in the Amended Framework Agreement will be used to repurchase approximately $82.1 million aggregate principal amount of the Company's 7.15% Debentures due November 1, 2027 and approximately $193.5 million aggregate principal amount of the 6.875% Debentures due March 15, 2029 (the "2029 debentures"), in each case, held by the Chatham Entities. McClatchy will also use approximately $60.0 million of cash proceeds from the Tranche A Term Loan Facility to redeem a portion of McClatchy's existing 9.0% Senior Secured Notes due 2022 (the "9.0% Notes").

Separately, the Chatham Entities filed a 13D on June 27, 2018 expressing their support for the Company's refinancing and indicating an intention to engage in future discussions with the Company on proposed deleveraging transactions, including a proposed exchange of the remaining 2029 debentures into equity.  The Company and its Board of Directors will consider those proposals if and when presented.

McClatchy also intends to enter into an asset-based credit facility (the "ABL Facility") with Wells Fargo Bank, National Association concurrent with the closing of the transactions contemplated by the Amended Framework Agreement.  The ABL Facility will be unconditionally guaranteed on a senior secured basis, jointly and severally, by certain of the Company's domestic subsidiaries. The ABL Facility will, among other things, support letters of credit, finance working capital and pay fees and expenses in connection with the refinancing. The Company expects that the ABL Facility will consist of a $65.0 million senior secured revolving credit facility (the "ABL Revolver"), and a $35.0 million cash-secured letter of credit facility (the "LC Facility") for a total maximum credit limit of $100.0 million, to fund transaction related expenses and the satisfaction and discharge and redemption of the 9.0% Notes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The debt securities described herein have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding the proposed refinancing transactions and the ABL Facility, as well as future engagement with the Chatham Entities regarding exchange transactions or otherwise and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; including sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the Company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; the Company may not be able to successfully refinance its 9.0% Notes; the Company may not be able to consummate the debt refinancing transaction with Chatham; as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2018, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release except as required by applicable law.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com